UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 29, 2008

Red Mile Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50814	20-4441647
(Commission File Number)	(IRS Employer Identification Number)

4000, Bridgeway, Suite 101
Sausalito, CA 94965

(Address of Principal Executive Offices)

(415) 339-4240

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(b) Resignation of Directors and Certain Officers

Effective March 1, 2008, James McCubbin and Richard Auchinleck resigned as members of the board of directors of Red Mile Entertainment Inc., a Delaware corporation (“Red Mile”). Mr. McCubbin also resigned as Chairman of Red Mile’s audit committee. Mr. McCubbin will continue to support Red Mile in a consultative capacity for two months.

Effective February 29, 2008, Glenn Wong resigned as President and Chief Operating Officer of Red Mile, and effective March 1, 2008, Ben Zadik resigned as Chief Financial Officer and Secretary of Red Mile. Mr. Zadik will remain with the company as a non-executive consultant for at least the next sixty days.

(c) Appointment of Certain Officers

Effective March 1, 2008, Red Mile appointed Simon Price as President.

Mr. Price previously served as a strategic consultant to Red Mile, a position he has held since the company’s formation in 2004.

Mr. Price holds a Bachelor of Engineering degree from the University of Newcastle upon Tyne, United Kingdom, and a Master of Science degree from Imperial College, University of London, United Kingdom.

There are no family relationships between Mr. Price and any other executive officers or directors of Red Mile. There have been no transactions during Red Mile’s last two fiscal years, or any currently proposed transaction, or series of similar transactions, to which Red Mile was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Price had or will have a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED MILE ENTERTAINMENT, INC.

Dated: March 3, 2008                                                                            By: /s/ Chester Aldridge
 Chester Aldridge
 Chief Executive Officer